CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 221  to Registration Statement No. 333-62298 on Form N-1A of our report dated January 28, 2011, relating to the financial statements and financial highlights of Trust for Professional Managers, including Gerstein Fisher Multi-Factor Growth Equity Fund (the “Fund”), included in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the period from December 31, 2009 (commencement of operations) to November 30, 2010, and  to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
March 24, 2011